UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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GOLDMAN SACHS ETF TRUST

GOLDMAN SACHS TRUST

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GOLDMAN SACHS ETF TRUST GOLDMAN SACHS TRUST

Subject: Shareholder Vote Required

Dear Shareholder,

We are writing to inform you of an upcoming shareholder vote that requires your attention. Your participation is important to ensure that your interests are represented and that the Goldman Sachs Enhanced U.S. Equity ETF, Goldman Sachs S&P 500 Premium Income ETF, Goldman Sachs Technology Opportunities ETF, Goldman Sachs U.S. Equity Insights Fund and Goldman Sachs Large Cap Equity Fund (the “Funds”) can move forward on key matters. Please note, this meeting is being adjourned to allow additional time to secure the shareholder votes that are required to meet quorum.

The Board of Trustees of each Fund has approved a change to each Fund’s sub-classification under the Investment Company Act of 1940 as amended to a “non-diversified” company and to eliminate any related fundamental investment restriction.

•

Changing a Fund’s status to non-diversified would provide Goldman Sachs Asset Management, L.P., the Fund’s investment adviser, with enhanced flexibility to invest a greater portion of the Fund’s assets in individual issuers.

•	Shareholders may benefit from the flexibility afforded to non-diversified funds to place additional investments in certain issuers.

•	More details are included in the Joint Proxy Statement located on www.proxyvote.com.

Meeting Date: Adjourned to August 7, 2026, at 11:00 a.m., ET

Action Needed: Please submit your vote on or before 5 p.m. ET August 6, 2026, by one of the following methods:

•	Online: Go to www.proxyvote.com. Your unique control number can be found on the enclosed ballot in the box marked with an arrow.

•	Call: 1-844-574-9090 and speak to a live representative. Or call the number located on your ballot (with a touch-tone phone to vote using an automated system)

•	Mail: Mark, sign and date the enclosed ballot and mail in the envelope provided

Why Your Vote Matters

If shareholders do not vote, we may need to incur additional costs to continue soliciting votes. Your prompt vote helps us avoid these additional expenses and ensures that your views are represented in this important decision.

Thank you for your continued support of the Funds and your participation in this important vote.

Sincerely,

Goldman Sachs

GSADJ3026